Exhibit 99.1

Media Contacts:
Sarah Beck
Orkin
404.888.2917

Manning Fairey
Jackson Spalding
For Orkin
404.214.3596

Orkin Expands to Turkey

Pest Control Leader Increases European Presence

ATLANTA, June 29, 2010 — Rollins, Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, will begin providing pest control service in Turkey in the second half of 2010. Turkey marks the sixteenth international country Orkin services.

“Turkey encounters many of the same pests we encounter in the U.S., like cockroaches, ants, house flies and rodents,” said Tom Luczynski, Orkin vice president of international development and franchising. “We are excited to bring our pest control expertise and excellent customer service to Turkey.”

Orkin will offer primarily commercial pest control service, along with some additional residential services, throughout the country. Firat Imamzade, currently involved in the pest control and chemical distribution business, will own and operate the franchises.

“We are pleased to partner with Orkin to bring superior pest control to residences and businesses in Turkey,” said Imamzade.

Dr. Zeliha Imamzade, technical and training director for Orkin Turkey and wife of Firat Imamzade, has completed the initial franchise training in Atlanta, Orkin’s U.S. headquarters, at the company’s award-winning training center.

About Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Europe, Central America, the Middle East, the Caribbean, Asia and the Mediterranean. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Learn more about Orkin at www.orkin.com. Orkin is a wholly-owned subsidiary of Rollins, Inc. (NYSE: ROL).

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